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                                WELLS FARGO BANK



                        Management's Report on Compliance
                        with Minimum Servicing Standards



As of and for the year ended December 31, 1996, Wells Fargo and Companies has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION FOR MORTGAGE BANKERS. As of and for this same period, Wells Fargo and Companies had in effect a fidelity bond in the amount of $105,000,000 and errors and omissions policy in the amount of $55,000,000.



Acknowledged:       /s/ Joan Coppenrath
                    Joan Coppenrath, Vice President

February 17, 1997

                     P.O. Box 85071 San Diego, CA 92186-5071